EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-00000) pertaining to the registration of 5,000,000 shares of common stock for the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan, of our reports dated March 10, 2006, with respect to the consolidated financial statements of HomeBanc Corp., HomeBanc Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HomeBanc Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

June 20, 2006